EXCLUSIVE SOFTWARE LICENSE REPURCHASE AGREEMENT


            Exclusive Software License Repurchase Agreement, dated March 31, 1998 (the "Repurchase Agreement"), by and among SOFTWARE INVESTMENTS LIMITED, a British Virgin Islands company ("SIL"), CARE CORPORATION LIMITED, a British Virgin Islands company ("CCL") (both SIL and CCL having principal offices at Abbott Building, P.O. Box 3186, Main Street, Road Town, Tortola, British Virgin Islands), COVER-ALL TECHNOLOGIES INC., a Delaware corporation having principal offices at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410 ("CTI"), and COVER-ALL SYSTEMS, INC., a Delaware corporation and wholly owned subsidiary of CTI ("CASI").

                             W I T N E S S E T H:

            WHEREAS, CCL is the exclusive worldwide owner, except in the Commonwealth of Australia, the Dominion of New Zealand, and the United States of America, of all rights in certain computer software and related documentation pertaining to the administration of worker's compensation (hereinafter referred to as the "CARE Software");

            WHEREAS, on March 31, 1996, pursuant to the terms of that certain Exclusive Software License Agreement, as amended by an Amendment to Exclusive Software License Agreement dated March 14, 1997 (collectively, the "Original Agreement"), by and among CCL, CTI (formerly known as Warner Insurance Services, Inc.) and, for limited purposes of joining in certain sections of the Original Agreement, CASI ("CASI" and both CTI and CASI together may be referred to herein as "CTI"), CCL granted to CTI, among other things, an exclusive, fully paid up, perpetual license for the CARE Software in Canada, Mexico, Central America and South America, while retaining all rights outside Canada, Mexico, Central America and South America;

            WHEREAS, on March 31, 1996, pursuant to the terms of that certain Stock Purchase Agreement, as amended by an Amendment to Stock Purchase Agreement dated March 14, 1997 (collectively, the "Stock Purchase Agreement"), by and among CCL, CTI and SIL, in consideration for CCL's transferring the CARE Software rights under the Original Agreement, CTI issued to CCL 2,500,000 shares of CTI's common stock, $.01 par value per share (the "License Shares"), and, as further provided by the Stock Purchase Agreement, CTI was granted the right to repurchase the License Shares if certain conditions were satisfied pursuant to the Stock Purchase Agreement; and

            WHEREAS, CCL desires to repurchase from CTI all of the rights in the CARE Software granted to CTI pursuant to the terms of the Original Agreement (the "CARE Software Rights") in consideration for the repurchase price of $5,000,000 and other consideration, all as set forth herein.

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            NOW,  THEREFORE,  in  consideration  of these  premises,  the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Repurchase of CARE Software Rights. CCL hereby repurchases from CTI (the "Repurchase") the CARE Software Rights for the consideration and on the terms hereinafter described.

     2. Grant of Nonexclusive Reseller Rights. CTI shall grant CCL the nonexclusive right to resell in all territories outside of the United States (i) CTI's product line (the "TAS 2000 Software") consisting of the suite of computer applications for property/casualty and health care insurers designed to enable a client-driven re-engineering of the insurer's business process and (ii) CTI's Classic product line ("Classic") consisting of a set of LAN based PC software packages designed to automate the rating and issuance tasks in the property and casualty insurance industry (such rights to the TAS 2000 Software and Classic are collectively referred to as the "TAS License"), in the form of Nonexclusive Reseller Rights Agreement annexed hereto as Exhibit A (the "TAS Reseller Agreement").

            3. Consideration of Repurchase. In consideration of the Repurchase, CCL shall pay to CTI the amount of $5,000,000 as follows: (1) $500,000 in immediately available funds, payable on the date hereof, receipt of which is hereby acknowledged by CTI; and (2) $4,500,000 to be paid in equal semi-annual installments of $500,000, beginning on September 30, 1998 and on each March 31 and September 30 thereafter, unless payment is otherwise accelerated, until paid in full, all as evidenced by a note on the terms and in the form annexed hereto as Exhibit B (the "Note"), the repayment of which shall be secured by the pledge of certain shares of common stock, $.01 par value per share, of CTI owned by CCL pursuant to the terms of a pledge agreement in the form annexed hereto as Exhibit C (the "Pledge Agreement").

            4. Consideration of Grant of TAS License. In consideration of the grant of the TAS License, CCL shall grant to CTI the nonexclusive right to resell the CARE Software, pursuant to the terms and in the form of Nonexclusive Reseller Rights Agreement annexed hereto as Exhibit D (the "CARE Reseller Agreement").

            5. Removal of Stock Restriction, Cancellation of Bonus Warrants and Release of Parties. As further consideration for the transactions contemplated by this Repurchase Agreement, the parties hereto agree that, as of the date hereof:

                  (i) CTI's right to purchase  the  License  Shares  pursuant to
Section 5 of the Stock Purchase Agreement is hereby terminated;

                  (ii) CCL's right to receive the Bonus  Warrants  granted under
Section 5(k) of the Stock Purchase Agreement is hereby terminated;

                  (iii) all provisions of the Original Agreement are hereby terminated and released and each of CCL, CTI and CASI hereby remise and release each other from any claims or liabilities arising thereunder; and

                  (iv) each of CTI, SIL and CCL each agree that Sections 4, 5 and 6 of the Stock Purchase Agreement are hereby terminated and shall have no further force and effect and that each of the parties hereby remises and releases the other parties thereto from any claims or liabilities arising under any such Sections. Except as amended aforesaid, the Stock Purchase Agreement shall continue in full force and effect. The parties hereby expressly acknowledge that the License Shares remain subject to those registration rights as provided for in Section 9.2 of the Stock Purchase Agreement. CTI shall use its best efforts to register the License Shares pursuant to such Section 9.2 as soon as practicable after the date hereof.

            6. Deliveries. Contemporaneous with the execution of this Repurchase Agreement, the parties hereby acknowledge receipt of the following in connection with the consummation of the transactions contemplated herein:

                  a.    the Note, fully executed by CCL as Payor;

                  b. payment by CCL to CTI, by wire transfer, in the amount of $500,000;

                  c. the Pledge Agreement, fully executed by CCL, as Pledgor, and CTI, as Secured Party, and, pursuant to the Pledge Agreement, delivery by CCL to CTI of (i) the stock certificates evidencing the Pledged Shares (as defined in the Pledge Agreement) and (ii) stock powers relating to the Pledged Shares executed in blank;

                  d. the CARE Reseller Agreement, executed by CCL and CTI; and

                  e. the TAS Reseller Agreement, executed by CCL and CTI.

            7.    Miscellaneous.

            7.1 Entire Agreement. This Repurchase Agreement, the CARE Reseller Agreement, the TAS Reseller Agreement, the Note and the Pledge Agreement, together with all attachments thereto and made a part thereof, contain the entire agreement among CTI, CASI, SIL and CCL with respect to the matters set forth herein and supersede all prior agreements and understandings among them as to the subject matter hereof. No party shall be bound by nor shall be deemed to have made any representations, warranties or covenants except those contained herein.

            7.2 Benefits; Assignments. All of the terms and provisions of this Repurchase Agreement, the CARE Reseller Agreement, the TAS Reseller Agreement, the Note and the Pledge Agreement shall bind and inure to the benefit of CTI, CASI, SIL and CCL and their respective successors and assigns.

            7.3 Notices. Any notice, request, consent, instruction or other document to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered with receipt acknowledged, if mailed by registered or certified mail, first class, postage prepaid, if delivered by a nationally recognized overnight courier service or if transmitted by facsimile machine (with a confirmation copy to be sent by first class mail) addressed as follows:

                  If to CTI or CASI:

                  COVER-ALL TECHNOLOGIES INC.
                  18-01 Pollitt Drive
                  Fair Lawn, New Jersey 07410
                  Attention: Chief Executive Officer

                  with a copy to:

                  Reid & Priest LLP
                  40 West 57th Street
                  New York, New York  10019
                  Attention:  Leonard Gubar, Esq.

or to such other address or such other person(s) as CTI or CASI may designate by written notice to the other parties hereto; and

                  if to SIL or CCL:

                  Software Investments Limited
                  Care Corporation Limited
                  c/o Moore Stephens
                  P.O. Box 236
                  1st Island House
                  Peter Street
                  St. Helier, Jersey JE4 8SG
                  Channel Islands
                  Attention: Mr. Stephen Milsom

                  with a copy to:

                  Gardere & Wynne, L.L.P.
                  1601 Elm Street, Suite 3000
                  Dallas, Texas 75201
                  Attention:  Alan J. Perkins, Esq.

or to such other address or such other person(s) as CCL may designate by written notice to the other parties hereto.

            7.4 Governing Law. This Repurchase Agreement shall be governed by and construed under and enforced in accordance with the laws of the State of New York.

            7.5 Severability. If any provision of this Repurchase Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Repurchase Agreement, and this Repurchase Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

            7.6 Modification, Waivers, Etc. Neither this Repurchase Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            7.7 Headings. All section and subsection headings herein are for the convenience of the reader and shall not be relied upon in construing this Repurchase Agreement.

            7.8 Further Assurances. At any time and from time to time, upon the reasonable request of any party hereto, the requested party shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the requesting party may reasonably request in order to fully effect the purposes of this Repurchase Agreement and the transactions contemplated hereby.

            7.9 Agent for  Service  of  Process.  (a) Each of SIL and CCL hereby irrevocably appoints Gardere & Wynne, L.L.P. as its agent for receipt of service of process from CTI or CASI or any of their successors or assigns in accordance with Section 7.10 hereof in respect of any matter relating to or in connection with this Repurchase Agreement and the transactions contemplated hereby including, but not limited to, all matters of construction, validity and performance of this Repurchase Agreement. Each of SIL and CCL hereby agrees that service upon it shall be effective if made by notice to Gardere & Wynne, L.L.P. pursuant to Section 7.3 hereof.

                  (b) Each of CTI and CASI hereby irrevocably appoints Reid & Priest LLP as its agent for receipt of service of process from SIL or CCL or any of their successors or assigns in accordance with Section 7.10 hereof in respect of any matter relating to or in connection with this Repurchase Agreement and the transactions contemplated hereby including, but not limited to, all matters of construction, validity and performance of this Repurchase Agreement. Each of CTI and CASI hereby agrees that service upon it shall be effective if made by notice to Reid & Priest LLP pursuant to Section 7.3 hereof.

            7.10 Consent to Jurisdiction. Any suit, action or proceeding against any party hereto with respect to this Repurchase Agreement, including all matters of construction, validity and performance hereof, or any judgment entered in any court in respect hereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York and each party hereto hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the other.

            7.11 Counterparts. This Repurchase Agreement may be signed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.



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            IN WITNESS WHEREOF, the parties hereto have executed this Repurchase
Agreement on the date above first written.


                                    SOFTWARE INVESTMENTS LIMITED

                                    By:___________________________________
                                         Name:  Mark Johnston
                                         Title: Director



                                    CARE CORPORATION LIMITED

                                    By:___________________________________
                                         Name:  Mark Johnston
                                         Title: Director



                                    COVER-ALL TECHNOLOGIES INC.

                                    By:___________________________________
                                         Name:  Brian Magowan
                                         Title: Chief Executive Officer



                                    COVER-ALL SYSTEMS, INC.

                                    By:___________________________________
                                         Name:  Brian Magowan
                                         Title: Chief Executive Officer

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